Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES 2005 SECOND

QUARTER RESULTS AND 2005 GUIDANCE UPDATE

NEW RECORDS SET FOR QUARTERLY DISTRIBUTABLE CASH FLOW,

OPERATING INCOME AND NET INCOME

RADNOR, PA (Businesswire) August 3, 2005 – Penn Virginia Resource Partners, L.P. (NYSE:PVR) today reported record distributable cash flow of $22.4 million for the second quarter of 2005, an increase of 74 percent from $12.9 million for the same quarter of 2004. Operating income was a record $20.4 million in the second quarter of 2005 as compared to $9.6 million in the same quarter of 2004. PVR reported record net income of $16.9 million, or $0.79 per limited partner unit, for the second quarter of 2005, compared with net income of $8.5 million, or $0.46 per limited partner unit, in the second quarter of 2004. The increases in distributable cash flow, a non-GAAP measure, operating income and net income were primarily attributable to the contribution of PVR’s natural gas midstream business that was acquired in the first quarter of 2005 and increased coal royalty revenues resulting from higher coal prices. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

In the first six months of 2005, PVR reported distributable cash flow of $38.7 million, compared to $25.4 million for the same period of 2004. Net income for the first half of 2005 was $14.4 million, or $0.71 per limited partner unit, on revenues of $157.5 million, compared to net income of $16.6 million, or $0.90 per limited partner unit, on revenues of $36.7 million for the first half of 2004. Natural gas midstream revenues comprised $113.3 million, or 72 percent, of total revenues for the six months ended June 30, 2005.

Cash Distribution

On July 22, 2005, the Board of Directors of Penn Virginia Resource GP, LLC, general partner of PVR, announced a $0.03 per unit increase in its quarterly distribution to $0.65, or $2.60 per unit on an annualized basis. The distribution covers the period April 1 through June 30, 2005, and is payable August 12, 2005 to unitholders of record August 2, 2005. The new rate is a 20 percent increase in the quarterly distribution over the distribution for the second quarter of 2004.

Coal Segment Operations

Second quarter 2005 operating income in the coal segment was a record $16.3 million, or 70 percent higher than the $9.6 million reported in the second quarter of 2004. The primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were a record $20.1 million in the second quarter of 2005, a 15 percent increase over $17.5 million in the second quarter of 2004, due primarily to higher royalties per ton. Average royalties per ton was a record $2.78 in the second quarter of 2005, a 26 percent increase over average royalties per ton of $2.21 in the second quarter of 2004. The increase was primarily due to stronger market conditions for coal resulting in higher prices and a greater percentage of production from certain price-sensitive leases. Coal production from PVR properties decreased to 7.3 million tons in the second quarter of 2005 from 7.9 million tons in the same quarter of 2004, primarily due to reduced production at a longwall mine on a lower margin subleased portion of the Coal River property.

•	Coal services revenues increased by 44 percent to a record $1.3 million in the second quarter of 2005 from $0.9 million in the second quarter of 2004. The increase was due to $0.5 million of equity earnings from the coal handling joint venture acquired in July 2004 and a $0.2 million increase in coal services revenues, primarily at the Partnership’s West Coal River and Bull Creek facilities.

•	Other revenues increased to $2.2 million in the second quarter of 2005 from $0.3 million in the second quarter of 2004. The increase was primarily due to a sale during the quarter of a bankruptcy claim which had been held against a former lessee.

•	Operating expenses decreased by 45 percent to $1.1 million in the second quarter of 2005 from $2.0 million in the second quarter of 2004 due to decreased production on a portion of the Coal River property subleased from a third party.

•	General and administrative expenses decreased to $1.7 million in the second quarter of 2005 from $2.0 million in the second quarter of 2004. The 15 percent decrease was primarily attributable to cost sharing of corporate administrative expenses with the new natural gas midstream segment.

•	Non-cash depreciation, depletion and amortization (D,D&A) expense decreased to $4.3 million in the second quarter of 2005 from $4.9 million in the same quarter of last year, primarily as a result of lower production.

Midstream Segment Operations

Second quarter 2005 operating income in the natural gas midstream segment acquired in March 2005 from Cantera Gas Resources, LLC (the “Cantera Acquisition”) was $4.1 million, consisting of the following:

•	Natural gas midstream revenues were $87.0 million and included revenues from the sale of residue gas, natural gas liquids and condensate and gathering and transportation fees. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were in line with expectations at approximately 11.5 billion cubic feet during the second quarter, or approximately 126 million cubic feet per day.

•	Cost of gas purchased of $74.4 million consisted of amounts payable to third-party producers for gas purchased under percentage of proceeds and keep-whole contracts. Gross processing margin, consisting of midstream revenues minus the cost of gas purchased, was $12.6 million, or $1.10 per thousand cubic feet of inlet gas.

•	Operating costs directly associated with the operations of the natural gas midstream segment were $3.2 million for the second quarter of 2005.

•	Depreciation and amortization expense of $3.7 million for the second quarter of 2005 included $1.2 million of amortization of intangible costs and $2.5 million of depreciation on property, plant and equipment related to the Cantera Acquisition.

Capital Resources

As of June 30, 2005, PVR’s outstanding borrowings were $203.7 million, including $6.4 million of senior unsecured notes classified as current portion of long-term debt. Interest expense, net, increased from $1.1 million in the second quarter of 2004 to $2.7 million for the second quarter of 2005 as a result of interest on increased borrowings related to the Cantera Acquisition.

In July 2005, PVR increased the size of its revolving credit facility from $150 million to $300 million. The amended credit facility was used to fund the previously announced $62 million acquisition of a coal property in western Kentucky, which closed on July 20, 2005.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said, “PVR’s record levels of distributable cash flow, operating income and net income were a direct result of the Partnership’s growth strategy and the continuing strong market for coal.

“In the first seven months of 2005, the Partnership’s coal segment completed four acquisitions, adding 160 million tons of coal reserves. One of these acquisitions was a recently announced addition of 95 million tons in the western Kentucky portion of the Illinois basin, which we believe is becoming an increasingly important source of coal supply. In addition to geographic diversification, these acquisitions provide PVR with organic expansion opportunities for both coal royalties and coal services.

“Operationally, PVR Midstream, PVR’s natural gas midstream gathering and processing segment, has performed better than expected through its first four months of operations as part of PVR. Plant and gathering system inlet volumes are being aided by robust drilling activity around our gathering and processing facilities in Texas and Oklahoma, and processing margins have been better than expected. The Partnership is on schedule with the integration of the midstream-related accounting and information technology systems. PVR Midstream’s operating and commercial staff has identified a number of new opportunities to expand and improve operations in our core areas.

“We remain optimistic about the future of both of PVR’s business segments and we continue to focus on improving operations and finding new accretive growth opportunities in each segment of the Partnership.”

Guidance Update for 2005

See the 2005 Guidance Table included in this release for guidance estimates for the third quarter and full year 2005. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss second quarter 2005 results and the outlook for the remainder of 2005, is scheduled for Thursday, August 4, 2005, at 1:00 p.m. EDT. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available until August 5, 2005, at 11:59 p.m. EDT by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 160772. An on-demand replay of the call will also be available at PVR’s website for 14 days beginning shortly after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to generate sufficient cash from our midstream and coal businesses to pay the minimum quarterly distribution; energy prices generally and, specifically, the respective prices of natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the relationship between the price of coal and the prices of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected supply of and demand for coal, natural gas and NGLs; the ability to successfully integrate and manage our new midstream business; the ability to acquire new coal reserves on satisfactory terms; the price for which new coal reserves can be acquired; the ability to lease new and existing coal reserves; the ability to continually find and contract for new sources of natural gas supply; the ability to retain our existing or acquire new midstream customers; the ability of our coal lessees to produce sufficient quantities of coal on an economic basis from our reserves; the ability of our coal lessees to obtain favorable contracts for coal produced from our reserves; competition among producers in the coal industry generally and among midstream companies; the exposure we have to the credit risk of our coal lessees and our midstream customers; the experience and financial condition of our coal lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; the ability to expand our midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; the extent to which the amount and quality of actual coal production differs from estimated recoverable proved coal reserves; unanticipated geological problems; the dependence of our midstream business on having connections to third party pipelines; availability of required materials and equipment; the occurrence of unusual weather or operating conditions, including force majeure events; the failure of our coal infrastructure or our coal lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our coal lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by our coal lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to the outcome of litigation regarding permitting of the disposal of coal overburden; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); coal handling joint venture operations; and changes in financial market conditions. Additional information concerning these and other factors can be found in and PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 1, 2005, and subsequently filed interim reports. Many of the factors that will determine PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues
Natural gas midstream	$86,995	$—	$113,273	$—
Coal royalties	20,129	17,517	38,182	34,377
Coal services	1,338	942	2,608	1,726
Other	2,892	273	3,481	592

	111,354	18,732	157,544	36,695

Expenses
Cost of gas purchased	74,374	—	96,211	—
Operating	4,315	2,048	6,142	3,797
Taxes other than income	716	230	1,098	514
General and administrative	3,514	1,986	6,279	3,959
Depreciation, depletion and amortization	7,999	4,852	13,078	9,621

	90,918	9,116	122,808	17,891

Operating Income	20,436	9,616	34,736	18,804
Interest expense, net	(2,743)	(1,147)	(5,578)	(2,208)
Unrealized loss on derivatives	(828)	—	(14,764)	—

Net income	$16,865	$8,469	$14,394	$16,596

Allocation of net income:
General partner’s interest in net income	$617	$169	$527	$332
Limited partners’ interest in net income	$16,248	$8,300	$13,867	$16,264

Basic and diluted net income per limited partner unit, common and subordinated	$0.79	$0.46	$0.71	$0.90

Weighted average units outstanding:
Common	14,867	10,425	13,742	10,416
Subordinated	5,737	7,650	5,737	7,650

Other data:
Coal royalty tons (in thousands)	7,250	7,941	13,965	15,894
Average gross coal royalty ($ per ton)	$2.78	$2.21	$2.73	$2.16
Inlet volumes (MMcf)	11,489	—	15,396	—
Midstream processing margin ($ per Mcf)	$1.10	$—	$1.11	$—

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Cash	$21,619	$20,997
Receivables	47,547	8,668
Other current assets	4,890	541

Total current assets	74,056	30,206
Property and equipment, net	386,150	221,615
Equity investments	28,485	27,881
Goodwill	6,931	—
Intangibles, net	38,413	—
Other long-term assets	8,282	4,733

Total assets	$542,317	$284,435

Liabilities and Partners’ Capital
Current portion of long-term debt	$6,402	$4,800
Accounts payable and accrued liabilities	36,816	3,989
Derivative liabilities	11,000	—
Other current liabilities	1,800	1,207

Total current liabilities	56,018	9,996
Other long-term liabilities	21,038	11,529
Long-term debt	197,250	112,926
Partners’ capital	268,011	149,984

Total liabilities and partners’ capital	$542,317	$284,435

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating Activities
Net income	$16,865	$8,469	$14,394	$16,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,999	4,852	13,078	9,621
Unrealized loss (gain) on derivatives, net of settlements	(1,013)	—	12,923	—
Noncash interest expense	117	126	1,342	252
Equity earnings, net of distributions	(246)	—	(544)	—
Changes in operating assets and liabilities	4,611	2,415	(1,415)	(336)

Net cash provided by operating activities	28,333	15,862	39,778	26,133

Investing Activities
Acquisitions, net of cash acquired	(17,693)	—	(222,677)	—
Additions to property and equipment	(5,531)	(463)	(5,820)	(867)
Other	—	206	52	375

Net cash used in investing activities	(23,224)	(257)	(228,445)	(492)

Financing Activities
Payments for debt issuance costs	—	—	(2,039)	—
Proceeds from (repayments of) borrowings, net	5,700	(1,000)	86,000	(1,000)
Proceeds from issuance of partners’ capital	1,276	—	129,006	—
Distributions to partners	(13,267)	(9,593)	(23,678)	(19,269)

Net cash provided by (used in) financing activities	(6,291)	(10,593)	189,289	(20,269)

Net increase (decrease) in cash and cash equivalents	(1,182)	5,012	622	5,372
Cash and cash equivalents-beginning balance	22,801	9,426	20,997	9,066

Cash and cash equivalents-ending balance	$21,619	$14,438	$21,619	$14,438

Noncash Investing and Financing Activities
Issuance of partners’ capital for acquisition	$—	$—	$—	$1,060

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream		Consolidated
		Amount	(per Mcf)
Three months ended June 30, 2005

Revenues
Natural gas midstream	$—	$86,995		$86,995
Coal royalties	20,129	—		20,129
Coal services	1,338	—		1,338
Other	2,226	666		2,892

Total revenues	23,693	87,661	$7.63	111,354

Expenses
Cost of gas purchased	—	74,374	6.47	74,374
Operating	1,141	3,174	0.28	4,315
Taxes other than income	230	486	0.04	716
General and administrative	1,692	1,822	0.16	3,514
Depreciation, depletion and amortization	4,328	3,671	0.32	7,999

Total expenses	7,391	83,527	7.27	90,918

Operating Income	$16,302	$4,134	$0.36	$20,436

Production
Coal royalty tons (thousands of tons)	7,250
Inlet volumes (MMcf)		11,489

Additions to property and equipment and acquisitions, net of cash acquired	$19,659	$3,565		$23,224

	Coal	Natural Gas Midstream		Consolidated
		Amount	(per Mcf)
Three months ended June 30, 2004

Revenues
Natural gas midstream	$—	$—		$—
Coal royalties	17,517	—		17,517
Coal services	942	—		942
Other	273	—		273

Total revenues	18,732	—	$—	18,732

Expenses
Cost of gas purchased	—	—	—	—
Operating	2,048	—	—	2,048
Taxes other than income	230	—	—	230
General and administrative	1,986	—	—	1,986
Depreciation, depletion and amortization	4,852	—	—	4,852

Total expenses	9,116	—	—	9,116

Operating Income	$9,616	$—	$—	$9,616

Production
Coal royalty tons (thousands of tons)	7,941

Additions to property and equipment and acquisitions, net of cash acquired	$463	$—		$463

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream		Consolidated
		Amount	(per Mcf)
Six months ended June 30, 2005

Revenues
Natural gas midstream	$—	$113,273		$113,273
Coal royalties	38,182	—		38,182
Coal services	2,608	—		2,608
Other	2,715	766		3,481

Total revenues	43,505	114,039	$7.41	157,544

Expenses
Cost of gas purchased	—	96,211	6.25	96,211
Operating	2,173	3,969	0.26	6,142
Taxes other than income	508	590	0.04	1,098
General and administrative	4,045	2,234	0.14	6,279
Depreciation, depletion and amortization	8,183	4,895	0.32	13,078

Total expenses	14,909	107,899	7.01	122,808

Operating Income	$28,596	$6,140	$0.40	$34,736

Production
Coal royalty tons (thousands of tons)	13,965
Inlet volumes (MMcf)		15,396

Additions to property and equipment and acquisitions, net of cash acquired	$29,031	$199,466		$228,497

	Coal	Natural Gas Midstream		Consolidated
		Amount	(per Mcf)
Six months ended June 30, 2004

Revenues
Natural gas midstream	$—	$—		$—
Coal royalties	34,377	—		34,377
Coal services	1,726	—		1,726
Other	592	—		592

Total revenues	36,695	—	$—	36,695

Expenses
Cost of gas purchased	—	—	—	—
Operating	3,797	—	—	3,797
Taxes other than income	514	—	—	514
General and administrative	3,959	—	—	3,959
Depreciation, depletion and amortization	9,621	—	—	9,621

Total expenses	17,891	—	—	17,891

Operating Income	$18,804	$—	$—	$18,804

Production
Coal royalty tons (thousands of tons)	15,894

Additions to property and equipment and acquisitions, net of cash acquired	$1,927	$—		$1,927

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Reconciliation of GAAP “Net income (loss)” to Non-GAAP “EBITDA”
Net income	$16,865	$8,469	$14,394	$16,596
Interest expense, net	2,743	1,147	5,578	2,208
Depreciation, depletion and amortization	7,999	4,852	13,078	9,621

EBITDA (see Note 1 below)	$27,607	$14,468	$33,050	$28,425

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Distributable cash flow”
Net income	$16,865	$8,469	$14,394	$16,596
Depreciation, depletion and amortization	7,999	4,852	13,078	9,621
Unrealized loss (gain) on derivatives, net of settlements	(1,013)	—	12,923	—
Other property and equipment expenditures	(1,431)	(463)	(1,720)	(867)

Distributable cash flow (see Note 2 below)	$22,420	$12,858	$38,675	$25,350

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$5,531	$463	$5,820	$867
Acquisitions, net of cash acquired	17,693	—	222,677	—
Noncash lease acquisitions	—	—	—	1,060

Capital expenditures (see Note 3 below)	$23,224	$463	$228,497	$1,927

Note 1 - EBITDA represents net income before income tax expense, interest expense, and depreciation, depletion and amortization expense. Management believes EBITDA provides additional, useful information regarding PVR’s ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business’ ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Note 2 - Distributable cash flow represents income before income tax expense, depreciation, depletion and amortization expense and unrealized loss on derivatives (net of cash paid or received on those derivatives during the period), minus other capital expenditures. Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 3 - Capital expenditures represents amounts cash additions to property and equipment, plus cash paid for acquisitions and other expenditures. Management believes capital expenditures provide useful information regarding the Company’s capital program as a supplement to cash additions to property and equipment.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the third quarter and full year 2005.

	Actual			Guidance
	First Quarter 2005	Second Quarter 2005	YTD 2005	Third Quarter 2005	Full Year 2005
Coal Segment:
Coal royalty tons (millions)	6.7	7.3	14.0	8.0 - 8.6	28.9 - 31.0

Revenues:
Average coal royalty per ton	$2.69	2.78	2.73	2.46 - 2.65	2.57 - 2.71
Other	$1.7	3.6	5.3	2.4 - 2.7	10.4 - 11.5

Expenses:
Direct expenses	$3.6	3.1	6.7	3.5 - 3.9	13.0 - 14.3
Depreciation, depletion and amortization	$3.9	4.3	8.2	5.3 - 5.8	18.0 - 19.9

Capital Expenditures:
Coal segment acquisitions	$9.3	15.4	24.7	74.8 - 77.9	98.6 - 102.6
Coal segment other expenditures	$—	4.3	4.3	— - 3.8	9.3 - 14.3
Total Coal Capital Expenditures	$9.3	19.7	29.0	74.8 - 81.6	107.9 - 116.9

Natural Gas Midstream Segment: (a)
Inlet volumes (MMcf per day) - (b)	126	126	126	120 - 130	120 - 130

Expenses:
Direct expenses	$1.3	5.5	6.8	3.9 - 4.3	14.2 - 15.7
Depreciation, depletion and amortization	$1.2	3.7	4.9	3.5 - 3.9	11.6 - 12.9

Capital Expenditures:
Midstream segment acquisitions, net of cash acquired	$195.7	2.3	198.0	— - —	198.0 - 200.0
Midstream segment other expenditures	$0.3	1.3	1.6	2.1 - 2.4	5.4 - 6.0
Total Midstream Capital Expenditures	$196.0	3.6	199.6	2.1 - 2.4	203.4 - 206.0

Other:
Interest expense:
Average long-term debt outstanding	$134.8	205.3	170.1	228.2 - 237.5	204.4 - 212.8
Net interest rate	5.0%	5.5%	5.3%	6.0%	6.0%

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

Notes:

(a)	Actual results and full year guidance include the natural gas midstream segment from the date of the Cantera Acquisition in March 2005.
(b)	The natural gas midstream segment’s natural gas liquids, natural gas and oil hedging positions are summarized below:

	Average Volume Per Day	Weighted Average Price
Ethane Swaps	(gallons)	(per gallon)
Third Quarter 2005 - Fourth Quarter 2006	68,800	$0.4770
First Quarter 2007 - Fourth Quarter 2007	34,440	$0.5050
First Quarter 2008 - Fourth Quarter 2008	34,440	$0.4700

Propane Swaps	(gallons)	(per gallon)
Third Quarter 2005 - Fourth Quarter 2006	52,080	$0.7060
First Quarter 2007 - Fourth Quarter 2007	26,040	$0.7550
First Quarter 2008 - Fourth Quarter 2008	26,040	$0.7175

Crude Oil Swaps	(Bbls)	(per Bbl)
Third Quarter 2005 - Fourth Quarter 2006	1,100	$44.45
First Quarter 2007 - Fourth Quarter 2007	560	$50.80
First Quarter 2008 - Fourth Quarter 2008	560	$49.27

Natural Gas Swaps	(Mmbtu)	(per Mmbtu)
Third Quarter 2005 - Fourth Quarter 2006	7,500	$7.05
First Quarter 2007 - Fourth Quarter 2008	4,000	$6.97